March 23, 1999


Mr. David A. Stockman                      Dr. Bruce R. Barnes
Co-Chairman of the Board of Directors      Co-Chairman of the Board of Directors
Collins & Aikman Corporation               Collins & Aikman Corporation
c/o The Blackstone Group L.P.              c/o Wasserstein Perella & Co.
345 Park Avenue, 31st Floor                31 West 52nd Street, 27th Floor
New York, NY  10154                        New York, NY  10019

Gentlemen:

In consideration for my services in connection with the reorganization, the Company will provide the following benefits to me:

o During 1999, I will participate in the Company's annual Executive Incentive Compensation Plan (the "EIC Plan") and a special Reorganization Bonus Plan. The amount of bonus paid under the Reorganization Bonus Plan will depend upon the achievement of targets under the reorganization plan for the Company presented to the Board of Directors on February 10, 1999. If I retire from the Company prior to December 31, 1999, I will be entitled to receive a pro rata bonus under the EIC Plan (based on the number of months during which I was actually employed over 12) and a bonus under the Reorganization Bonus Plan based on the extent to which the reorganization plan targets have been achieved as of the date of my retirement.

o The period during which I may exercise any vested and outstanding options granted to me under the Collins & Aikman Corporation 1993 Employee Stock Option Plan and the Collins & Aikman 1994 Employee Stock Option Plan will be extended until the earlier of (i) the original expiration date of said options or (ii) two (2) years after the date of my termination of employment with the Company.

The foregoing paragraphs of this letter agreement shall become binding upon the Company on the earlier to occur of (i) March 31, 2000 and (ii) an involuntary termination of my employment by the Company without Cause (as defined in the Agreement dated July 22, 1992, as amended, referred to below). Prior to such time the foregoing paragraphs shall be of no force or effect.

This letter agreement, the Change of Control agreement dated March 17, 1998 and the Agreement dated July 22, 1992 as amended between me and Collins & Aikman Products Co. constitute the entire



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Mr. David A. Stockman
Dr. Bruce R. Barnes
March 23, 1999
Page 2



agreement and understanding between me and the Company and its affiliates with respect to the subject matter hereof and supercede all prior agreements and understandings between me and the Company and its affiliates with respect to the subject matter hereof. This letter agreement may not be amended except in a writing entered into between us.

If this letter accurately evidences our mutual agreement regarding these matters, please so indicate by signing and returning to me the enclosed copy of this letter.

Very truly yours,


/s/ Thomas E. Hannah
Thomas E. Hannah



ACCEPTED:

/s/ David A. Stockman                        /s/ Bruce R. Barnes
------------------------------               ------------------------------
David A. Stockman                            Bruce R. Barnes



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Date                                         Date